Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com	LIGHTERA LLC 2000 NE Expressway Norcross, GA 30071 www.lightera.com

AT OCC: Tracy Smith Senior Vice President & CFO (540) 265-0690 investorrelations@occfiber.com	AT LIGHTERA: Sherry Salyer Director of Marketing Communications, Marketing / Specialty Solutions sherry.salyer@lightera.com

FOR OCC AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Aaron Palash (212) 355-4449 ext. 8603 occ-jfwbk@joelefrank.com	Spencer Hoffman (212) 355-4449 ext. 8928 occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION AND LIGHTERA, LLC

ANNOUNCE STRATEGIC COLLABORATION

Lightera Makes Investment in OCC

Roanoke, Va. and Norcross, Ga., July 7, 2025 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®”) and Lightera, LLC (“Lightera”) today announced the companies have entered into a strategic collaboration agreement to expand product offerings and solutions—especially for the data center and enterprise sectors.

As a global leader in optical fiber and connectivity solutions, Lightera has a long history of industry-leading innovation, design and manufacturing capabilities, including high-performance optical fibers. OCC is a leading manufacturer of fiber optic and copper cabling and connectivity solutions and is internationally recognized for its innovative technologies and product designs. As respected manufacturers in the fiber optic industry, OCC and Lightera have partnered in various ways over many years, and this new strategic collaboration agreement builds on a long successful relationship between the two companies.

As a result of this strategic collaboration, OCC and Lightera both expect to benefit from opportunities to capitalize on the ability to offer expanded fiber optic and copper cabling and connectivity solutions to the enterprise sector, the data center sector, as well as an expanded presence in other sectors. The companies will combine portions of the extensive product portfolios of both OCC and Lightera to deliver integrated cabling and connectivity solution offerings, which will be sold by OCC.

Optical Cable Corp. – Lightera Strategic Collaboration and Investment

In connection with this strategic collaboration, Lightera has made an investment in OCC, purchasing shares of OCC common stock from the company and Lightera holding 7.24% of the company’s outstanding shares.

Management Comments:

“We recognize the importance of this strategic joint effort with OCC and the potential opportunities it brings to expand Lightera's presence in the data center and enterprise Passive Optical LAN sectors,” said Foad Shaikhzadeh, Chairman and Chief Executive Officer of Lightera. “Lightera is delivering a comprehensive, next-generation solution purpose-built for the modern data center—combining advanced edge technology, scalability, and performance. Our long-standing relationship with OCC, grounded in mutual respect and proven product excellence, positions us to jointly serve the growing demands of this critical customer segment. We are confident that OCC’s established presence and reputation in key sectors will amplify the impact of our solution, and we look forward to building on this partnership.”

Neil Wilkin, Chairman, President and Chief Executive Officer of OCC, said, “We are excited about the opportunities this strategic relationship provides to both companies. OCC has successfully worked with Lightera (and its predecessor OFS Fitel, LLC), for decades, and we look forward to the expansion of our valued business partnership, as well as our continued engagement with the Lightera team. Importantly, we are confident that our strategic collaboration with Lightera, and the resulting Lightera-OCC integrated solutions offered, will significantly expand our opportunities in the data center and enterprise sectors, will accelerate OCC sales growth, and will create significant value for OCC and its shareholders.”

Lightera, LLC – Company Information

Lightera is a global leader in optical fiber and connectivity solutions, delivering innovative technologies that drive communication networks, data centers, and specialty photonics applications. With a deep legacy of expertise in optical science, we provide high-performance solutions that enable faster, more reliable, and more sustainable connections for businesses, communities, and industries worldwide.

Headquartered in Norcross, Georgia, U.S.A., Lightera operates with a global footprint, serving customers across a wide range of industries—including telecommunications, enterprise, industrial, utilities, medical, aerospace, and defense—as well as advanced technology sectors such as data centers, 5G/6G, generative AI, and sensing. Lightera is part of Furukawa Electric Group, a multi-billion-dollar leader in optical communications.

Optical Cable Corp. – Lightera Strategic Collaboration and Investment

Optical Cable Corporation—Company Information

Optical Cable Corporation (“OCC®”) is internationally recognized as a leading manufacturer of a broad range of fiber optic cable and copper cabling and connectivity solutions. OCC offers integrated suites of high-performing, high-quality products that function as a complete system or seamlessly integrate with other components. OCC’s broad portfolio includes fiber and copper technologies designed to meet the highest industry standards and perform in the most demanding environments ranging from: commercial, enterprise network, data center, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Founded in 1983, OCC is headquartered in Roanoke, Virginia, U.S.A. with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2015 registered.

Optical Cable Corporation™, OCC®, Procyon®, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, OCC’s future results of operations and future financial condition, and/or the future equity value of OCC. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at www.sec.gov. In providing forward-looking information, OCC expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

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